UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2010

QWEST COMMUNICATIONS INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15577	84-1339282
(Commission File Number)	(IRS Employer Identification No.)

1801 California Street, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 992-1400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this document to “Qwest,” “we,” “us,” “our,” or the “Company” refer to Qwest Communications International Inc.

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2010, in order to preserve economic benefits to our stockholders of approximately $120 million that would otherwise have been lost in connection with our pending merger with CenturyLink, Inc., we approved (i) the immediate accelerated vesting of restricted stock and performance shares (subject to significant transfer restrictions described below) held by certain of our employees, including the executive officers named in our proxy statement for our 2010 annual stockholders meeting, whom we refer to as our “named executive officers,” (ii) the immediate acceleration of cash severance payments to three employees, including $4.95 million of cash severance benefits to Teresa A. Taylor, our executive vice president and chief operating officer, and (iii) a payment of $1.1 million to Ms. Taylor to reimburse her for excise taxes to which she will be subject solely as a result of the acceleration of her cash severance benefits and to provide a related tax gross-up (which gross-up is much smaller than the one we would have been required to provide to Ms. Taylor under her existing severance agreement if the actions described above had not been taken).

The shares of our common stock that our employees received in connection with the acceleration, as well as the accelerated cash severance benefits, are subject to significant transfer restrictions.  In general, employees will not be permitted to transfer, encumber or dispose of any of the accelerated shares until the closing of our merger with CenturyLink.  In addition, employees who voluntarily terminate their employment with us prior to the closing of our merger with CenturyLink will not be permitted to transfer, encumber or dispose of any of the accelerated shares until December 2019.  Finally, in the unlikely event that our merger with CenturyLink fails to close, employees will not be permitted to transfer, encumber or dispose of any accelerated shares until the dates on which such shares would have otherwise vested in the absence of the acceleration (as if employment had continued through the applicable vesting date).  These restrictions may be waived before the CenturyLink merger by the Compensation and Human Resources Committee of our Board of Directors or an officer of the Company designated by that committee, or after the CenturyLink merger by an officer of CenturyLink.  The accelerated cash severance payments to the three employees, including Ms. Taylor, will be placed in escrow and generally will remain in escrow until the earliest of: (i) the closing of our merger with CenturyLink, provided that the employee has not voluntarily terminated employment with us prior to the closing; (ii) the date on which the employee is entitled to receive any other severance benefits under his or her existing severance agreement; or (iii) December 2014.

But for the acceleration, these equity awards and cash severance benefits would have vested or been paid at or following the closing of our merger with CenturyLink, generally assuming continued employment of the employees through the closing or other vesting date.  We believe that the accelerated vesting of these equity awards and the accelerated payment of cash severance benefits to three employees is in the best interests of our stockholders, as they (i) eliminate or reduce tax “gross-up” and severance payments to certain employees that would otherwise be required under the terms of existing severance agreements, and (ii) preserve tax deductions that would otherwise be lost, in each case on account of the impact of Sections 280G and 4999 of the Internal Revenue Code, as amended.  The tax gross-up and severance payments that we avoid and the after-tax, present value of the tax deductions that we preserve together amount to approximately $120 million, assuming a price per share of our common stock of $7.50.  As a result of the acceleration, we will accrue a compensation expense of approximately $80 million in the fourth quarter of 2010 that we otherwise expected to accrue at or following the anticipated closing of the CenturyLink merger.  In addition, our cash balance at the end of 2010 will be reduced by approximately $150 million as a result of tax withholdings and cash severance payments that will occur in 2010 instead of following the anticipated closing of the CenturyLink merger.

In approving the accelerated vesting of these equity awards and the accelerated payment of cash severance benefits, we considered, among other things, both the aggregate economic benefit that would accrue to our stockholders as a direct result of the acceleration and the risk that key employees, no longer subject to the conditions on which vesting of the equity awards or the payment of  cash severance benefits were previously contingent, might leave the company before it is in our interests for them to do so.  We approved the acceleration after consultation with our internal and external legal and other advisors, taking into account that:

•                  aggregate economic benefits to our stockholders of approximately $120 million would otherwise be lost;

•                  in our judgment key employees needed until the closing of our merger with CenturyLink are not likely to resign before that date, as the accelerated shares would then be subject to transfer restrictions for a period of nine years and the accelerated cash severance payments would remain in escrow for a period of four years, and if they did resign before that date most would forfeit other severance benefits;

•                  the payment of cash severance benefits has been accelerated for only three employees, for whom this acceleration was necessary in order to eliminate or reduce gross-up payments and lost tax deductions; and

•                  employees who are expected to remain with CenturyLink after the closing have adequate incentive to do so.

We also considered that our merger with CenturyLink is highly likely to close and that, in the absence of a closing, the accelerated shares will be subject to transfer restrictions until the dates on which such shares would have otherwise vested (as if employment had continued through the applicable vesting date) and the accelerated cash severance payments will remain in escrow until the earlier of the date on which those payments would have otherwise been paid or December 2014.

In October 2008, our Board of Directors approved an executive severance policy that provides that, except as otherwise permitted by the policy, we will not enter into certain severance arrangements with a senior officer unless the agreement is approved or ratified by our stockholders.  As the accelerated vesting of these equity awards and the accelerated payment of severance benefits occurred before any change of control of the company and before any termination of employment of affected employees, we do not believe that our executive severance policy applies to the acceleration. Nonetheless, as permitted by our policy, our Board of Directors has approved a waiver of the executive severance policy to the extent, if any, that the acceleration is inconsistent with the policy. Under the terms of the executive severance policy, our Board of Directors has the authority to amend, waive or cancel the policy at any time if it determines in its sole discretion that such an action would be in our best interests.

Also on December 21, 2010, Edward A. Mueller, our chairman and chief executive officer, agreed to forgo the entire $10.764 million cash severance payment to which he would have been entitled under his existing severance agreement in connection with the closing of the CenturyLink merger.

As a result of the accelerated vesting of equity awards and cash severance benefits and, in Mr. Mueller’s case, his agreement to forgo his cash severance benefits, Mr. Mueller and other affected employees will pay a lesser amount of excise tax under Sections 280G and 4999 of the Internal Revenue Code than they would have paid in the absence of the acceleration and as a result Mr. Mueller and most other affected employees will experience a net financial benefit as compared to if the accelerated vesting of equity awards and cash severance benefits (and agreement to forgo severance, in the case of Mr. Mueller) had not occurred. However, the seven employees who are entitled to tax gross-up payments under the terms of their severance agreements, including Richard N. Baer, Teresa A. Taylor and C. Daniel Yost, will receive no net benefit as a result of the acceleration, other than any dividends that may be paid prior to the closing of the CenturyLink merger on shares of our stock received for accelerated performance shares.  With respect to these seven employees, we have agreed: to indemnify these employees for any adverse tax consequences that may result from the acceleration; to maintain a $1 million letter of credit for the benefit of each of these employees to cover any fees to enforce their indemnification or gross-up rights or any related legal or tax advisor fees; and to pay for outside legal advice that certain of these employees have obtained in connection with the acceleration.

The following table summarizes the impact of the acceleration on awards of restricted stock and performance shares held by our named executive officers.

	Number of Shares of Restricted Stock that Received Accelerated Vesting		Number of Shares of Common Stock Issued Upon the Payout of Performance Shares that Received Accelerated Vesting(1)	Total
Edward A. Mueller	1,745,333	(2)	5,714,000	7,459,333
Richard N. Baer	570,667		1,856,000	2,426,667
Joseph J. Euteneuer	670,000		1,900,000	2,570,000
Teresa A. Taylor	701,332		2,322,000	3,023,332
C. Daniel Yost	412,000		1,338,000	1,750,000

(1)          All performance shares paid out at 200% based on our relative total shareholder return over the applicable performance period as compared to a group of our peers. Under the terms of certain of these awards, executives could elect to receive some of the shares reported in this column in the form of cash.

(2)          We did not accelerate the vesting of the restricted stock award of 896,000 shares granted to Mr. Mueller in August 2007.  Under the award’s original terms, these shares will vest in full upon the closing of the merger with CenturyLink.

Forward Looking Statements Warning

This filing may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions. In addition, actual results could be affected by factors relating to our pending merger with CenturyLink, including but not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and our reports filed with the Securities and Exchange Commission.

The information contained in this filing is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this filing should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This filing may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this filing, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Qwest has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QWEST COMMUNICATIONS INTERNATIONAL INC.

DATE:	December 22, 2010	By:	/s/ STEPHEN E. BRILZ
		Name:	Stephen E. Brilz
		Title:	Vice President and Assistant Secretary